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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

      SONICblue and D&M Let Deadline Pass In Favor of Court Auction Process

SANTA CLARA, Calif., March 31 /PRNewswire-FirstCall/ -- SONICblue Incorporated announced today that negotiations with D&M Holdings, Inc. failed to produce a final asset purchase agreement prior to the United States Bankruptcy Court appointed deadline. SONICblue previously announced that it had entered into a non-binding letter of intent with D&M Holdings for the purchase of its ReplayTV(R) and Rio(R) business units.

"While we worked very hard with the D&M team over the last few weeks, we were just not able to finalize all of the needed terms before the court set deadline," said Greg Ballard, CEO, SONICblue. "Our relationship with D&M is still strong and we anticipate that they will participate in the court run auction process in April."

As part of the Company's bankruptcy proceedings, SONICblue plans to sell its three business units. An auction for its GoVideo business line will be held on April 4, 2003. Separate auctions for its ReplayTV and Rio business units will be held on April 15, 2003.

About SONICblue Incorporated

SONICblue is a leader in the converging Internet, digital media, entertainment and consumer electronics markets. Working with partners that include some of the biggest brands in consumer electronics, SONICblue creates and markets products that let consumers enjoy all the benefits of a digital home and connected lifestyle. SONICblue holds a focused technology portfolio that includes Rio(R) digital audio players; ReplayTV(R) personal television technology and software solutions; and GoVideo(R) integrated DVD+VCRs, Dual-Deck(TM) VCRs, and digital home theater systems.

FOR MORE INFORMATION:

PRESS CONTACT:
Amanda Sanyal
SONICblue
(408) 588-8060
asanyal@sonicblue.com

INVESTOR CONTACTS:
Ian Shea
SONICblue
(408) 588-8242
ir@sonicblue.com

Rio, GoVideo and ReplayTV are registered trademarks of SONICblue Incorporated. SONICblue and Dual-Deck are trademarks of SONICblue Incorporated.